SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 5)*


                              Rexall Sundown, Inc.
              ----------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   761648 10 4
              -----------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [] Rule 13d-1(b)

        [] Rule 13d-1(c)

        [X] Rule 13d-1(d)

---------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

CUSIP No. 761648 10 4                 13G                Page 2 of 11 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       CDD Partners, Ltd.
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -18,432,717 (See Item 4 below)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       18,432,717 (See Item 4 below)
                  --------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,432,717
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [ ]

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       26.9%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 11 pages

CUSIP No. 761648 10 4                 13G                Page 3 of 11 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       CDD Management, Inc.
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -18,432,717 (See Item 4 below)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       18,432,717 (See Item 4 below)
                  --------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,432,717
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [ ]

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       26.9%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 11 pages

CUSIP No. 761648 10 4                 13G                Page 4 of 11 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Carl DeSantis
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -13,570,792-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -18,432,717 (See Item 4 below)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             75,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       18,432,717 (See Item 4 below)
                  --------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,907,384
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [X]

    Excludes 13,495,792 shares owned by Sylvia DeSantis, trustee of the Sylvia DeSantis Revocable Trust u/a dated 10/30/96
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       27.5%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 11 pages

CUSIP No. 761648 10 4                 13G                Page 5 of 11 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Dean DeSantis
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            80,300
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             18,432,717 (See Item 4 below)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             80,300
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       18,432,717 (See Item 4 below)
                  --------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,918,379
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                             [  ]

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       27.5%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 11 pages

CUSIP No. 761648 10 4                 13G                Page 6 of 11 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Damon DeSantis
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            229,980
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             18,432,717 (See Item 4 below)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             229,980
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       18,432,717 (See Item 4 below)
                  --------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,039,725
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [ ]

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       27.7%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 11 pages

Item 1.     (a)   Name of Issuer:

                        Rexall Sundown, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                        6111 Broken Sound Parkway, NW
                        Boca Raton, Florida  33487

Item 2.     (a)   Name of Person Filing;
            (b)   Address of Principal Business Office, or if None, Residence;
                  and
            (c)   Citizenship

                  CDD Partners, Ltd.
                  12770 Coit Road
                  No. 850
                  Dallas, Texas  75251
                  Limited Partnership organized under the laws of Texas

                  CDD Management, Inc.
                  12770 Coit Road
                  No. 850
                  Dallas, Texas  75251
                  Corporation Organized under the laws of Texas

                  Carl DeSantis
                  6111 Broken Sound Parkway, NW
                  Boca Raton, Florida  33487
                  United States Citizen

                  Dean DeSantis
                  6111 Broken Sound Parkway, NW
                  Boca Raton, Florida  33487
                  United States Citizen

                  Damon DeSantis
                  6111 Broken Sound Parkway, NW
                  Boca Raton, Florida  33487
                  United States Citizen

            (d)   Title of Class of Securities:

                        Common Stock, par value $.01 per share

            (e)   CUSIP Number:

                        761648 10 4

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or dealer  registered under Section  15 of the
                        Act;


                               Page 7 of 11 pages

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act;

            (c)   [ ]   Insurance company as defined in Section 3(a)(19) of
                        the Act;

            (d)   [ ]   Investment company registered under Section 8 of the
                        Investment Company Act;

            (e)   [ ]   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E)

            (f)   [ ]   An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(ii)(F);

            (g)   [ ]   A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)   [ ]   A savings association as defined in Section 3(b) of
                        the Federal Deposit Insurance Act;

            (i)   [ ]   A church plan that is excluded from the definition
                        of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.     Ownership.

I. CDD Partners, Ltd.(1)

            (a) Amount beneficially owned:  18,432,717 shares of common stock
            (b) Percent of class:  26.9%
            (c) Number of shares as to which CDD Partners, Ltd. has:
                  (i)   Sole power to vote or to direct the vote:  -0-
                  (ii)  Shared power to vote or to direct the vote: 18,432,717
                  (iii) Sole power to dispose or to direct the disposition
                        of: -0-
                  (iv) Shared power to dispose or to direct the disposition of: 18,432,717

II. CDD Management, Inc. (1)

            (a) Amount beneficially owned:  18,432,717 shares of common stock
            (b) Percent of class:  26.9%
            (c) Number of shares as to which CDD Management, Inc. has:
                  (i)   Sole power to vote or to direct the vote:  -0-
                  (ii)  Shared power to vote or to direct the vote: 18,432,717
                  (iii) Sole power to dispose or to direct the disposition
                        of: -0-

                               Page 8 of 11 pages

                  (iv) Shared power to dispose or to direct the disposition of: 18,432,717

III. Carl DeSantis(1)

            (a) Amount beneficially owned:  18,907,384(2)
                (excludes 13,495,792 shares owned by Sylvia DeSantis,
                trustee of the Sylvia DeSantis Revocable Trust u/a dated
                October 30, 1996.  Sylvia DeSantis is Carl DeSantis's former wife).
            (b) Percent of class:  27.5%
            (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote:  13,570,792(3)
                  (ii)  Shared power to vote or to direct the vote: 18,432,717
                  (iii) Sole power to dispose or to direct the disposition
                        of: 75,000
                  (iv) Shared power to dispose or to direct the disposition of: -0-

IV. Dean DeSantis(1)

            (a) Amount beneficially owned:  18,918,379(4)
            (b) Percent of class:  27.5%
            (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote:  80,300
                  (ii)  Shared power to vote or to direct the vote: 18,432,717
                  (iii) Sole power to dispose or to direct the disposition
                        of: 80,300
                  (iv) Shared power to dispose or to direct the disposition of: 18,432,717

V. Damon DeSantis(1)

            (a) Amount beneficially owned:  19,039,725(5)
            (b) Percent of class:  27.7%
            (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote:  229,980
                  (ii)  Shared power to vote or to direct the vote: 18,432,717
                  (iii) Sole power to dispose or to direct the disposition
                        of: 229,980
                  (iv) Shared power to dispose or to direct the disposition of: 18,432,717

(1) CDD Partners, Ltd. ("CDDP") is a Texas limited partnership whose general partner is CDD Management, Inc., a Texas corporation ("CDDM") and whose limited partners are Carl DeSantis, Dean DeSantis and Damon DeSantis. The shareholders, officers and directors of CDDM are Carl DeSantis, Dean DeSantis and Damon DeSantis. In June 1993, Carl DeSantis contributed 140,580 shares of common stock, par value $.01 per share of Rexall Sundown, Inc. ("Rexall") to CDDM and 13,917,468 shares to CDDP, Dean DeSantis contributed 60,300 shares to CDDM and 5,969,412 shares to CDDP and Damon DeSantis contributed 60,300 shares to CDDM and 5,969,412 shares to CDDP. Such shares represented all shares of common stock owned by Carl DeSantis, Dean DeSantis and Damon DeSantis. CDDM, in turn, contributed all such shares of common stock to CDDP. Subsequent to June 1993, CDDP distributed

                               Page 9 of 11 pages
or loaned an aggregate of 1,945,000 shares of common stock to Dean DeSantis, who sold 1,943,700 of such shares and gifted 1,300 of such shares and an aggregate of 5,739,755 shares to Carl DeSantis, who sold 5,521,600 of such shares and gifted 218,955 of such shares. Carl, Dean and Damon DeSantis have shared beneficial ownership, including shared voting and dispositive power with respect to all shares of common stock contributed to CDDP.

(2) Includes 399,667 shares beneficially owned pursuant to currently exercisable stock options or options which will become exercisable within 60 days.

(3) Sylvia DeSantis, trustee of the Sylvia DeSantis Revocable Trust u/a dated October 30, 1996, granted Carl DeSantis an irrevocable proxy with respect to 13,495,792 shares of common stock.

(4) Includes 403,332 shares beneficially owned pursuant to currently exercisable stock options or options which will become exercisable within 60 days and 2,030 shares held in a trust for Dean and Damon DeSantis.

(5) Includes 374,998 shares beneficially owned pursuant to currently exercisable stock options or options which will become exercisable within 60 days and 2,030 shares held in a trust for Dean and Damon DeSantis.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

            CDD Partners, Ltd. Is a Texas limited partnership whose general partner is CDD Management, Inc., a Texas corporation, and whose limited partners are Carl DeSantis, Dean DeSantis and Damon DeSantis, each of whom is a United States citizen. Each such entity and individual is a member of the group.

Item 9.     Notice of Dissolution of Group.

            Not applicable



                               Page 10 of 11 pages

Item 10.    Certification.

            Not applicable



                                    Signature


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 16, 1999

CDD Partners, Ltd.
By:  CDD Management, Inc.

By:     /s/ Carl DeSantis
        --------------------------
        Carl DeSantis, President

CDD Management, Inc.

By:     /s/ Carl DeSantis
        --------------------------
        Carl DeSantis, President

        /s/ Carl DeSantis
        --------------------------
        Carl DeSantis

        /s/ Dean DeSantis
        --------------------------
        Dean DeSantis

        /s/ Damon DeSantis
        --------------------------
        Damon DeSantis


                               Page 11 of 11 pages